Exhibit 1

Special note regarding this presentation ON MARCH 22, 2017, SARISSA CAPITAL MANAGEMENT LP ("SARISSA"), TOGETHER WITH THE OTHER PARTICIPANTS IN SARISSA'S PROXY SOLICITATION (THE "PARTICIPANTS"), FILED A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING GOLD PROXY CARD WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") to be used to solicit proxies in connection with the 2017 annual meeting of shareholders OF INNOVIVA, INC. (THE "COMPANY"). SHAREHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF THE COMPANY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO SHAREHOLDERS OF THE COMPANY AT NO CHARGE AT THE SEC'S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS ALSO AVAILABLE BY CONTACTING SARISSA'S PROXY SOLICITOR, D.F. KING & CO., INC., BY TELEPHONE AT THE FOLLOWING NUMBERS: STOCKHOLDERS CALL TOLL−FREE: (800) 549−6746 AND BANKS AND BROKERAGE FIRMS CALL: (212) 269−5550, OR THROUGH THE INTERNET AT WWW.DFKING/INVA.COM. This presentation includes information based on data found in filings with the SEC, independent industry publications and other sources. Although the Participants believe that the data is reliable, they do not guarantee the accuracy or completeness of this information and have not independently verified any such information. Many of the statements in this presentation reflect the Participants' subjective belief. Although they have reviewed and analyzed the information that has informed their opinions, they do not guarantee the accuracy of any such beliefs. They have not sought, nor have they received, permission from any third-party to include their information in this presentation.

Who has benefited the most from the Innoviva spin-off?

Shareholder value has been destroyed since the spin in June 2014 Data through March 6, 2017

Innoviva has recently compared its performance to the NBI Index. Innoviva has underperformed the NBI by about -60% since the spin NBI INVA NBI Index (NASDAQ Biotechnology Index). Chart normalized as of June 2, 2014 Data through March 6, 2017 -60%

Innoviva’s current business is focused on collecting royalties from GSK for two respiratory inhalers GSK (Glaxo Group Limited) GSK is responsible for the development and commercialization of respiratory products partnered with Innoviva Innoviva Innoviva receives royalties from GSK on sales of the inhalers

Innoviva has no control over GSK’s marketing and sales efforts as the company has made clear in SEC documents Innoviva 10-K (2016)

Therefore, the company’s main purpose seems to be to collect and endorse royalty checks from GSK We believe this is an important point to understanding Innoviva!

We believe the CEO is grossly overpaid We call on the Chair of the Comp Committee to resign for permitting this egregious compensation (ISS recommended a vote AGAINST the company on “Say on Pay” in 2016)

The CEO was overpaid in 2015 relative to his peers (as assessed by ISS based on its 2016 report) Source: ISS 2016 report. We have not sought, nor have we received, permission to include this information 10

And therefore most certainly for a CEO of a company that only manages royalties, he is overpaid We believe that comparing the CEO compensation at Innoviva to that at other companies of similar size is distorting The responsibilities differ greatly! Recall, Innoviva merely manages royalties Unlike other companies in its peer group by size, Innoviva lacks a salesforce or extensive R&D pipeline! The peer group used by Innoviva, based on most recent public filings, has a median of 290 employees versus only 14 employees at Innoviva

In fact, compensation expenses for the five senior officers and the Board’s directors have amounted to almost $12 M per year Year Aguiar d’Esparbes Abercrombie Faerm Witek Directors Total 2014 $4,560,128 $2,066,548 $1,899,507 $1,490,693 $2,854,668 $12,871,544 2015 $3,560,900 $1,061,380 $1,553,598 $2,066,575 $1,551,896 $1,659,920 $11,454,269 2016 $3,597,526 $1,549,940 $1,399,092 $1,369,934 $1,378,604 $2,115,395 $11,410,491 Total $11,718,554 $4,677,868 $4,852,197 $3,436,509 $4,421,193 $6,629,983 $35,736,304 Recall, Innoviva manages royalties

Remarkably, in 2015 the median compensation of directors at Innoviva was >$100K higher than Theravance Biopharma (spin-off in 2014) Non-executive director Total compensation (2015) Eran Broshy 163,641 Henrietta H. Fore 193,293 Robert V. Gunderson, Jr.  196,577 Burton G. Malkiel, Ph.D.  233,125 Dean J. Mitchell 213,577 Susan Molineaux, Ph.D 352,143 Donal O'Connor 162,189 Peter S. Ringrose 220,757 George M. Whitesides, Ph.D.  205,165 William D. Young 241,580 MEDIAN 209,371 Non-executive director Total compensation (2015) Catherine J. Friedman 319,984 Terrence C. Kearney 317,484 Paul A. Pepe 329,984 James L. Tyree  329,984 William H. Waltrip  362,484 MEDIAN 329,984 Innoviva Theravance Biopharma, Inc. Theravance Biopharma has a real operating business – marketed product, salesforce and extensive R&D pipeline – and yet lower director compensation than Innoviva Recall, Innoviva manages royalties

As the company merely manages royalties and has been overpaying its CEO and directors… We call for CEO compensation to be reduced to below $500,000/year If the CEO refuses to reduce his pay, the Board should immediately endeavor to find a more reasonably priced replacement We call on Board compensation to be reduced to below $200,000/year We believe compensation should at the very least come more in line with Theravance Biopharma, which has a marketed product, salesforce and extensive R&D pipeline

Also, the company spent ~$25M of Opex in 2016! $25M!! Recall, Innoviva manages royalties

Which is more than in 2015! 2016 Opex > 2015 Opex Recall, Innoviva manages royalties

Without a detailed explanation for where the money is spent, we fear the worst… We made a request for information under Delaware law Innoviva has said it would only give us some information and only if we agreed not to share it with any other stockholders We have filed a complaint to enforce our rights to obtain information that we want to share with our fellow stockholders We call on the company to provide stockholders a line by line accounting of operating expenses We are particularly interested in Travel and Entertainment spending

We believe Innoviva does not have a properly functioning Nom-Gov committee In spite of this, the company stated even in its definitive proxy that members of Innoviva’s board, “interviewed and carefully assessed Sarissa's candidates” The Nom-Gov committee has yet to meet with Sarissa Capital even though it determined to reject all of our nominees The entire nomination process has been dominated by the non-independent CEO One Nom-Gov committee member had a 15-minute phone call with each of only two of Sarissa’s nominees the day before Innoviva publicly rejected Sarissa’s entire slate

We are concerned that Innoviva added two new directors in 2016 although it previously disclosed that the Nom-Gov committee did not meet in either 2015 or 2016 Innoviva PREC14A filed March 7, 2017 Innoviva DEF 14A filed March 2016

In fact, despite adding five new directors in the past three years, Innoviva disclosed that the Nom-Gov committee had met only once Innoviva DEF 14A filed March 2015

Notably, after we raised this issue with Innoviva, three Nom-Gov committee meetings in 2016 were discovered and the company no longer claims to have acted by written consent Innoviva PREC14A filed March 7, 2017 Innoviva DEFC14A filed March 22, 2017 We call on the Nom-Gov members to resign for failing to uphold their duty

We believe members of the Board have breached their fiduciary duties for having perpetuated these gross injustices

We believe the company is not open to constructive dialogue Since our first call we have repeatedly stressed our desire to work together to improve the company In the middle of discussions and without adequate warning, the company filed proxy materials claiming that we want to take control of the Board As we have disclosed in our preliminary proxy statement, we are not seeking control of the Board but much needed stockholder representation for the benefit of all stockholders

To be continued…